Exhibit 99.1

N E W S
Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, CO 80203
Phone: (303) 295-3995

Cimarex Announces Fourth-Quarter Production Volumes, Year-end
Proved Reserves and 2010 Guidance; Provides Operations Update

DENVER, February 8, 2010 - Cimarex Energy Co. (NYSE: XEC) today announced fourth-quarter oil and gas production volumes averaged 467.6 million cubic feet equivalent per day (MMcfe/d).  Average daily equivalent production was comprised of 330.0 million cubic feet of gas and 22,935 barrels of oil.

Fourth-quarter 2009 production grew 6% sequentially from the third-quarter 2009 average of 441.5 MMcfe/d but fell 5% as compared to the fourth-quarter 2008 average of 493.7 MMcfe/d.   Production rate fluctuations reflect the reduction and then increase in operated drilling rigs and successful Gulf Coast exploration.  Cimarex’s fourth-quarter 2008 operated rig count averaged 31, then was reduced to three rigs in the first quarter of 2009 and averaged 12 by the fourth quarter of 2009.

Fourth-quarter 2009 realized prices are expected to be in the range of $5.25 to $5.35 per thousand cubic feet of gas and $72.00 to $72.50 per barrel of oil.

Full-year 2009 production volumes averaged 462.9 MMcfe/d, a 4% decrease versus 2008 adjusted for property sales.  Average daily equivalent production for 2009 was comprised of 323.2 million cubic feet of gas and 23,283 barrels of oil.

Cimarex will release its fourth-quarter 2009 financial results on Wednesday, February 17, 2010, before the market opens.

Proved Reserves
Year-end 2009 proved reserves grew 15% to 1.53 trillion cubic feet equivalent (Tcfe) from 1.34 Tcfe at year-end 2008.  Proved reserves are 77% developed at year-end 2009 as compared to 82% at year-end 2008.  Reserves added from extensions, discoveries & improved recoveries totaled 312 billion cubic feet equivalent (Bcfe), replacing 185% of production.  Proved reserves of 25 Bcfe were sold in 2009.  Revisions to previous estimates added 73.9 Bcfe, comprised of 104.7 Bcfe from positive performance and reductions in operating costs, offset by 30.8 Bcfe from lower prices.

Proved reserves at year-end 2009 include 225.2 Bcfe in the western Oklahoma, Cana-Woodford shale play, comprised of 110.9 Bcfe of proved developed and 114.3 Bcfe of proven undeveloped reserves.

The following table reflects the 2009 activity related to Cimarex’s proved reserves:

	December 31, 2009
	Gas	Oil	Total
	(Bcf)	(MBbl)	(Bcfe)
Total proved reserves
Beginning of year	1,067.3	45,202	1,338.5
Revisions of previous estimates	6.7	11,201	73.9
Extensions, discoveries & improved recoveries	29.7	13,770	312.3
Purchase of reserves	2.1	300	3.9
Production	(118.0)	(8,498)	(169.0)
Sales of properties	(1.2)	(3,958)	(24.9)
End of year	1,186.6	58,017	1,534.7

Proved developed reserves, year-end 2009	865.7	53,889	1,189.0

	2009	2008	% Chg.
Pre-tax PV-10 ($ in millions) (1)	$2,285.9	$2,327.9	-2%
Standardized Measure ($ in millions)	$1,668.0	$1,724.3	-3%

Average prices used in Standardized Measure (2)
Gas price per Mcf	$3.56	$5.33	-33%
Oil price per barrel	$57.58	$36.34	58%

The following table summarizes our estimated proved oil and gas reserves by region as of December 31, 2009.

	Oil (MBbl)	Gas (Bcf)	Equivalent (Bcfe)	Percent of Proved Reserves
Mid-Continent	10,869	665.2	730.4	47%
Permian Basin	41,938	235.7	487.3	32%
Gulf Coast	5,170	75.0	106.0	7%
Wyoming/Other	40	210.7	211.0	14%
	58,017	1,186.6	1,534.7	100%

Oil and Gas Capital Investment
The following table sets forth the capitalized costs incurred in our oil and gas production, exploration, and development activities (in thousands):
	Years Ended December 31,
	2009	2008
Acquisition:
Proved	$13,530	$6,618
Unproved*	(9,915)	175,777
	3,615	182,395

Exploration and development:
Land and seismic	48,466	157,403
Exploration and development	475,960	1,280,980
	524,426	1,438,383

Sales proceeds	(109,408)	(38,093)
	$418,633	$1,582,685
*	The negative balance reflects purchase price adjustments related to an acreage acquisition in the fourth quarter of 2008.

2010 Guidance
First-quarter 2010 production is projected to range between 515-530 MMcfe/d.    Full-year 2010 production is projected to be in the range of 520-540 MMcfe/d, or a 12-17% increase over 2009.

Full-year 2010 exploration and development (E&D) capital investment is targeted to be generally within cash flow.  At the present time, based on current market prices and service costs, we would expect that 2010 capital expenditures may range from $700-$900 million.  We have a large inventory of drilling opportunities and limited lease expirations.

An approximate break down of the mid-point of our potential 2010 E&D capital investment and actual 2009 by region is provided below.

($ in millions)	2010 E&D Estimate		2009 E&D
Mid-Continent	$410	52%	$251	48%
Permian	250	31%	155	30%
Gulf Coast/GOM	130	16%	106	20%
Western/Other	10	1%	12	2%
	$800	100%	$524	100%

Bank-Credit Facility
At year-end 2009, Cimarex had $25.0 million in borrowings outstanding on its revolving credit facility.  Bank borrowings decreased $195 million from the year-end 2008 balance of $220 million.  The reduction was funded from non-core property sales, tax refunds, lower capital spending relative to cash flow and a net positive working capital change. The revolving credit facility has commitments totaling $800 million and a borrowing base of $1.0 billion.

Exploration and Development Activity
Cimarex drilled and completed 110 gross (67 net) wells during 2009, completing 93% as producers.   At year-end 11 gross (6.3 net) Cana-Woodford wells were waiting on completion.

Cimarex’s reduced operated rig count resulted in drilling 73% fewer wells in 2009 as compared to 2008.  Exploration and development (E&D) capital investment for 2009 totaled $524 million versus 2008 investment of $1.4 billion.  Currently, 14 operated rigs are drilling; six in Oklahoma, one in the Texas Panhandle, four in the Permian Basin and three in the Gulf Coast.

Mid-Continent
Cimarex drilled and completed 51 gross (22 net) wells during the twelve months ending December 31, 2009, completing 98% as producers.  Mid-Continent capital investment of $251 million accounted for 48% of total E&D capital.  Fourth-quarter 2009 Mid-Continent production averaged 205.7 MMcfe/d, versus a fourth-quarter 2008 average of 237.6 MMcfe/d

The majority of the activity occurred in the Anadarko Basin, Cana-Woodford shale play, where Cimarex drilled 46 gross (19.9 net) wells in 2009, of which at year-end 11 gross (6.3 net) wells were waiting on completion.

Since the Cana play began in late 2007, Cimarex has participated in 75 gross (32.8 net) wells.  Of total wells, 58 gross (23.7 net) were on production at year-end and the remainder were either in the process of being drilled or awaiting completion.  Our year-end net production rate from the completed wells was 46 MMcfe/d. Fourth-quarter 2009 net production from the Cana play averaged 33 MMcfe/d versus the fourth-quarter 2008 production of 20 MMcfe/d.  For the 58 producing wells, average estimated gross ultimate recovery exceeds 6.5 Bcfe per well.

During 2009, the company's horizontal Cana wells had an average completed well cost of $7.9 million, horizontal lateral length of 4,500 feet and time to drill to total depth of less than 60 days.

Cimarex currently has seven operated rigs running in the Mid-Continent; six in the Cana play and one in the Texas Panhandle.

Permian Basin
Permian Basin drilling for 2009 totaled 49 gross (36.3 net) wells, 90% of which were completed as producers.  Full-year 2009 capital investment in this area totaled $155 million, or 30% of total E&D capital. Fourth-quarter 2009 Permian Basin production averaged 144.2 MMcfe/d, as compared to 176.3 MMcfe/d during the fourth quarter of 2008.

Southeast New Mexico drilling, mainly targeting the Abo, Bone Spring, Cherry Canyon, Paddock and Wolfcamp formations, totaled 38 gross (30 net) wells with 87% being completed as producers.

Recent Abo wells brought on production include the Midway 17 Federal 3H (100% working interest) at 490 barrels per day and the Midway 17 Federal 2H (100% working interest) at 310 barrels per day (first 30-day gross average).  Other notable 30-day average rates from 2009 Bone Spring horizontal oil wells include the Shugart West 31 Fed 3H (79% working interest) at 560 barrels per day and State 14 Com 2H (100% working interest) at 325 barrels per day.

Gulf Coast/Gulf of Mexico
Cimarex drilled nine gross (8.1 net) Gulf Coast wells in 2009, completing eight as producers.  Gulf Coast capital investment of $106 million accounted for 20% of total E&D expenditures. Fourth-quarter 2009 Gulf Coast production volumes averaged 107.2 MMcfe/d, a 57% increase over the fourth-quarter 2008 average of 68.4 MMcfe/d.  Offshore production volumes averaged 9.0 MMcfe/d, as compared to 7.3 MMcfe/d in the fourth quarter of 2008.

In 2009, Southeast Texas Yegua/Cook Mountain drilling totaled seven gross (6.9 net) wells, with six being completed as producers.  Cimarex’s Gulf Coast drilling has primarily been near Beaumont in Jefferson County, Texas.  The Two Sisters #1, the first of four 2009 discoveries in this area, commenced production in early July 2009 at approximately 40 MMcfe/d gross, and has continued at that rate through year-end.  In October 2009, the Garth #1 was brought online at 32 MMcfe/d. Two more wells, the Jefferson Airplane #2 and the Jefferson Airplane #3, each began producing in November and December at 42 MMcfe/d.

				Year-end 2009
Well Name	First Prod. Month	Working Interest %	Net Revenue Interest %	Gross Gas (MMcf/d)	Gross Oil/ Condensate (Barrels/d)	Gross Equivalent (MMcfe/d)
Two Sisters #1	July 2009	100%	75%	25	2,500	40
Garth #1	Oct. 2009	100%	68%	23	1,400	31
Jefferson Airplane #2	Nov. 2009	96%	72%	32	1,600	42
Jefferson Airplane #3	Dec. 2009	96%	72%	31	1,800	42
Average				28	1,825	39

Two operated rigs are currently drilling in the Southeast Texas Yegua/Cook Mountain play near Beaumont.

Cimarex will release fourth-quarter 2009 financial results before the market opens on Wednesday, February 17, 2010.  Cimarex will also host a conference call that day at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time).  To access the live, interactive call, please dial (800) 921-0061 and reference call ID # 52139473 ten minutes before the scheduled start time.  A digital replay will be available for one week following the live broadcast at (800) 642-1687 and by using the conference ID # 52139473.  The listen-only web cast of the call will be accessible via www.cimarex.com.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com

(1)
Pre-tax PV-10% is a financial measure that is not calculated in accordance with generally accepted accounting principles, or GAAP, as defined by the SEC.  Pre-tax PV-10% is comparable to the standardized measure, which is the most directly comparable GAAP financial measure.  Pre-tax PV-10% is computed on the same basis as the standardized measure but without deducting future income taxes. As of December 31, 2009 and 2008, Cimarex’s discounted future income taxes were $617.9 million and $603.6 million, respectively.  Cimarex’s standardized measure of discounted future net cash flows was $1,668 million at year-end 2009 and $1,724.3 million at year-end 2008.  Cimarex believes pre-tax PV-10% is a useful measure for investors for evaluating the relative monetary significance of its oil and natural gas properties. Cimarex further believes investors may utilize its pre-tax PV-10% as a basis for comparison of the relative size and value of its reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. However, pre-tax PV-10% is not a substitute for the standardized measure of discounted future net cash flows. Cimarex’s pre-tax PV-10% and the standardized measure of discounted future net cash flows do not purport to present the fair value of its oil and natural gas reserves.

(2)
SEC's rules for booking proved reserves changed for 2009, the impact to Cimarex was minimal, beyond the change to a new standard using 12-month average pricing.  Year end 2009 reserve estimates are based on first day 12-month average prices of $3.87 per MMBtu of natural gas (Henry Hub) and $61.18 per barrel of oil (WTI).